Exhibit 21.1

Subsidiaries of Golden Green Enterprises Limited

Parent	Jurisdiction	Subsidiary	Jurisdiction

Golden Green[1]	BVI[2]	Wealth Rainbow[3]	Hong Kong

Wealth Rainbow	Hong Kong	Henan Green[4]	PRC[5]

1 Full name is Golden Green Enterprises Limited.  This company is sometimes referred to in the registration statement as “BVIco.”

2 British Virgin Islands.

3 Full name is Wealth Rainbow Development Limited.  This company is sometimes referred to in the registration statement as “HKCo.”

4 Full name is Henan Green Complex Materials Co., Ltd.  This company is sometimes referred to in the registration statement as “Ge Rui.” HKCo will acquire Ge Rui concurrently with the closing of the merger between BVICo and China Opportunity Acquisition Corp.

5 The People’s Republic of China.